Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the inclusion in this Annual Report on Form 10-K of Cubic Energy, Inc. for the year ended June 30, 2014, of our reports dated October 9, 2014, with respect to estimates of reserves and future net revenue of Cubic Asset, LLC, and Cubic Louisiana, LLC, as of June 30, 2014, and to all references to our firm included in this Annual Report.  We also consent to the incorporation by reference of such report in the Company’s Registration Statement on Form S-8 (333-127426).

NETHERLAND, SEWELL & ASSOCIATES, INC.

	By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas
November 10, 2014

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